Exhibit 99.1

BGC Partners Updates Its Outlook for the Third Quarter of 2015

GFI Groups’ Results Will Be Consolidated with Those of BGC

NEW YORK, NY – September 29, 2015 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or the “Company,”) a leading global brokerage company servicing the financial and real estate markets, today announced that it has updated its outlook for the quarter ending September 30, 2015. The results will include the consolidation of those for BGC’s majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets.

BGC expects its quarterly revenues for distributable earnings and its pre-tax distributable earnings to be around the mid-point of the range of its previously stated guidance. This updated outlook reflects the addition of GFI and strong double-digit year-on-year growth for the Company’s Real Estate Services business. BGC’s third quarter 2015 guidance was originally published in a press release dated July 29, 2015, and was as follows:

Original Third Quarter 2015 Outlook Compared with Third Quarter 2014 Results

*	The Company expected to produce its fourth consecutive record quarter of distributable earnings revenues and its fifth quarter in a row of record pre-tax distributable earnings.

*	BGC anticipated distributable earnings revenues to increase by between approximately 51 percent and 61 percent and to be between $680 million to $725 million, compared with $449.8 million.

*	The Company expected pre-tax distributable earnings to increase by between approximately 22 percent and 44 percent and to be in the range of $80 million to $95 million, versus $65.8 million.

*	BGC anticipated its effective tax rate for distributable earnings to remain approximately 15 percent.[1]

The Company’s original outlook for distributable earnings revenues would have been approximately $22 million higher but for the strengthening of the U.S. dollar compared with a year earlier.

With respect to BGC’s consolidated results, approximately 33 percent of GFI’s post-tax distributable earnings are expected to be attributable to noncontrolling interest in subsidiaries, while the remaining approximately 67 percent are expected to be attributable to the Company’s fully diluted shareholders.

[1]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2015, the pre-tax interest expense associated with the Convertible Senior Notes was expected to be $3.0 million while the post-tax interest expense was expected to be $2.6 million, and the associated weighted-average share count was expected to be 16.3 million, all based on distributable earnings.

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

*	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the Nasdaq OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because Nasdaq OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates. FENICS and FENICS.COM are trademarks or registered trademarks of FENICS Software Inc. and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. GFI’s brands include Trayport, a leading provider of trading solutions for energy markets worldwide and FENICS, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Discussion of Forward-Looking Statements About BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC and GFI Media Contact: Karen Laureano-Rikardsen +1 212-829-4975

BGC and GFI Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987